Exhibit 23.7

CONSENT

We hereby consent to the reference to our valuations of options granted by Elbit Imaging Ltd. during the year ended December 31, 2010 under Elbit Imaging Ltd.'s 2006 and 2008 Option Plan; and to our 2011 re-pricing valuation for the year ended December 31, 2011, appearing in the Current Report on Form 8-K of Elbit Imaging Ltd., as filed with the Securities and Exchange Commission on March 30, 2015 and to the incorporation by reference of such Current Report in this Post-Effective Amendment No.2 to Form F-1 on Form F-3 filed by Elbit Imaging Ltd.

This consent is not to be construed as an admission that we are an expert or that we are a person whose consent is required to be filed under the provisions of the Securities Act of 1933, as amended.

/s/ Giza Zinger Even
Giza Zinger Even

Tel Aviv, Israel
May 4, 2015